Exhibit 11
Statements Re: Computation Of Per Share Earnings

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Dollars in millions except share data)	2006	2005	2006	2005

Numerator:
Net income—basic and diluted	$115	$117	$800	$419

Denominator:
Weighted-average common shares outstanding	173,224,254	174,811,150	173,555,925	175,194,545
Effect of stock options	2,035,809	1,995,117	1,986,691	2,018,132

Adjusted weighted-average shares	175,260,063	176,806,267	175,542,616	177,212,677

Earnings per share:
Basic	$0.67	$0.67	$4.61	$2.39
Diluted	$0.66	$0.66	$4.56	$2.37
Anti-Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share for the three and nine month periods ended September 30, 2006, since inclusion of these option shares would have anti-dilutive effects.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2006	2005	2006	2005

Number of anti-dilutive option shares	1,343,850	1,746,182	2,777,770	1,481,578
Exercise price	$$45.26	$41.14-41.62	$41.62-45.26	$41.62

Cincinnati Financial Corporation
Form 10-Q for the quarter ended September 30, 2006	49